Exhibit 10.111

TheMaven, Inc.

Proposal for Publisher Warrant Program

Background - Prior Warrant Program

The warrant program previously approved by the board authorized the issuance of up to 2 million shares of common stock to an unlimited number of persons (the “Prior Program”).

Management proposes terminating the Prior Program for the following reasons:

●	Administration of the Prior Program has proved burdensome

●	All warrants issued under the Prior Program are deep under water and not serving to motivate holders

●	The terms of the warrants under the Prior Program no longer reflect the optimal structure for the company

Warrants for up to a total of 4,340,500 shares were issued under the Prior Program. As of September 30, 2018, warrants for 1,566,192 shares were outstanding and the remainder had been returned to the pool.

Proposed New Warrant Program

Management is asking the board to approve a new warrant program to incentivize and compensate the performance of publishers by providing them with the opportunity to earn Maven stock based on their performance (the “New Program”). The warrants under the New Program (“New Warrants”) may be issued to existing publishers in order to augment their existing position as well as to new publishers, in each instance for a number of shares deemed appropriate by management.

It is intended that enterprise level publishers will not be eligible to participate in the program, although exceptions may be made.

The New Program:

●	Warrants will be granted in batches twice per year (each a “Warrant Issuance Date”) – for example January 1 and July 1

	○	Each publisher will be granted a warrant as of the first Warrant Issuance Date following their “go live” date.

	○	This simplifies administration and also ensures sites going live later in the year don’t have a truncated Earning Date calculation (see below) for the first December 31 after they launch.

●	There will be three earning dates for each warrant: February 15 in each year following issuance (each an “Earning Date”), based on a measure date of the preceding December 31 (each a “Measure Date”), provided the applicable warrant had been issued as of the applicable Measure Date.

	○	i.e., the first Measure Date for a warrant issued January 1, 2019 will be December 31, 2019 and the first Earning Date will be February 15, 2020

●	1/3 of the warrant shares will be allocated to and eligible to be earned on each of the three Earning Dates.

●	On each Earning Date:

	○	The number of earned shares is calculated at a rate of 3,333 shares for every 100,000 average unique users, measured across the three calendar months immediately preceding the applicable Measure Date.

	○	Earned shares are capped at the number of warrant shares allocated to that Earning Date.

	○	Any unearned shares are lost and return to the pool.

	○	Any earned shares are immediately exercisable for the rest of the warrant term, provided that any earned shares for which warrants are exercised will be subject to a lock up through December 31 of the year of the applicable Earning Date.

	○	Publisher must be in good standing as of the applicable Earning Date in order to earn and vest shares.

●	Warrant term is 5 years, subject to early termination in the event that the Publisher’s partner agreement is terminated.

●	The maximum number of shares available to be earned under the warrant must be determined at issuance.

	○	We need to be sure to judge this correctly, as unearned shares will not be available again until after the respective Earning Dates.

●	Management proposed that the board approve a pool of up to 5 million shares for the new warrant program allowing management to issue warrants up that number without further approval.